Exhibit 16.0

Deloitte & Touche LLP 1700 Market Street
Philadelphia, PA 19103-3984 USA
Tel: +1 215 246-2300 Fax: +1 215 569-2441 www.deloitte.com

April 6, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Beneficial Mutual Bancorp, Inc.’s Form 8-K dated April 3, 2012, and have the following comments:

1. We agree with the statements made in the first sentence of paragraph one of item 4.01(a). We have no basis on which to agree or disagree with the second sentence of paragraph one of item 4.01(a).

2. We agree with the statements made in the second paragraph of item 4.01(a).

3. We agree with the statements made in the first sentence of paragraph three of item 4.01(a). We have no basis on which to agree or disagree with the second sentence of paragraph three of item 4.01(a).

4. We have no basis on which to agree or disagree with the statements made in the paragraph included within item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP

April 6, 2012